Exhibit 99.1

Keating Capital Announces Stock Repurchase Plan

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 9, 2012--Keating Capital, Inc. www.KeatingCapital.com (“Keating” or the “Company”) today announced that its Board of Directors has authorized a stock repurchase program of up to $5 million. The stock repurchase program will be effective for six months from the date the Board adopted the stock repurchase program, which was May 9, 2012, and will expire on November 8, 2012, unless extended by the Board.

Under the program, Keating Capital’s management is authorized to repurchase shares in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. Keating Capital intends to fund the repurchases through its available liquidity.

“We believe that Keating Capital’s common stock is currently undervalued in the marketplace and that repurchases represent an attractive and strategic use of the Company’s resources,” commented Timothy Keating, the Company’s CEO. “We view a stock repurchase program as an opportunity to enhance the per-share intrinsic value of Keating Capital’s shares.”

Keating Capital will soon mail to all stockholders the notice required by Section 23(c) of the Investment Company Act of 1940, as amended, regarding the possibility of share repurchases over the following six months. The repurchase program may be extended, modified or discontinued at any time for any reason. The program does not obligate Keating to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

FOR IMMEDIATE RELEASE

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com
or
JCPR, Inc.
Public Relations Contact:
Chris Moon, 973-850-7304
chris@jcpr.com